Exhibit 99.1

FOR IMMEDIATE RELEASE

CEMPRA APPOINTS DR. DAVID ZACCARDELLI TO

BOARD OF DIRECTORS

CHAPEL HILL, N.C. – August 11, 2016 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today announced that the company has appointed David Zaccardelli, Pharm.D. to serve on the company’s board of directors.

From 2004 until 2016, Dr. Zaccardelli served in several senior management roles at United Therapeutics, including chief operating officer, chief manufacturing officer and executive vice president, pharmaceutical development and operations. Prior to joining United Therapeutics, Dr. Zaccardelli founded and led a startup company focused on contract pharmaceutical development services, from 1997 through 2003. From 1988 to 1996, Dr. Zaccardelli worked at Burroughs Wellcome & Co. and Glaxo Wellcome, Inc. in a variety of clinical research positions. He also served as director of clinical and scientific affairs for Bausch & Lomb Pharmaceuticals from 1996 to 1997.

“David’s leadership at a company that successfully transformed from R&D into a highly profitable commercial pharmaceutical company, including his significant product development experience, will prove valuable to Cempra as we prepare to launch Solithera™ (solithromycin),” said Garheng Kong, M.D., Ph.D., chairman of Cempra.

“Cempra is positioned as the leader in developing urgently needed new anti-infective therapies, like solithromycin, and I am excited to add my experience to an outstanding board, and to work with Prabha and the Cempra team to bring these new therapies to the medical community,” said Zaccardelli.

“We welcome David to the board and look forward to benefitting from his significant experience as we continue to grow the company,” said Prabhavathi Fernandes, Ph.D., president and chief executive officer of Cempra.

Dr. Zaccardelli received his doctor of pharmacy from the University of Michigan.

About Solithromycin

Solithromycin is a highly potent next-generation macrolide, the first fluoroketolide, which has potent activity against most macrolide-resistant strains. In vitro and in vivo studies have shown potent activity against S. pneumoniae as well as an extended spectrum of activity against community-acquired methicillin resistant S. aureus (CA-MRSA), streptococci, haemophilus, enterococci, Mycobacterium avium and in animal models of malaria. It is also active against atypical bacteria, such as legionella, chlamydia, mycoplasma and ureaplasma, and against gonococci and other organisms that cause genitourinary tract infections. It is 8-16 times more potent than azithromycin against many bacteria and is active against azithromycin-resistant strains. Solithromycin’s activity against resistant strains is driven by its ability to interact with three sites on the bacterial ribosome, compared to one for current macrolides. The binding to bacterial ribosomes and interaction with three ribosomal sites is expected to limit the development of bacterial resistance to solithromycin.

About Community-Acquired Bacterial Pneumonia

Community-acquired bacterial pneumonia (CABP) is the number one cause of death from an infection, particularly in the very young and in the elderly. CABP is one of the most commonly diagnosed bacterial infections in the U.S. resulting in 5 to 10 million cases per year. Although many strains of the primary CABP pathogen, Streptococcus pneumoniae, are resistant to currently-approved macrolides, this class of antibiotic remains among the most commonly prescribed antibacterial drugs for CABP in both the hospital and community settings. Due to the rising threat of microbial resistance, along with concerns over antibiotic tolerability and impact on intestinal microflora, new CABP treatments are needed. Antibiotic resistance is a complex, emerging problem globally with potentially devastating consequences for public health.

About Cempra, Inc.

Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithera™ (solithromycin, CEM-101) has successfully completed two Phase 3 clinical trials for community-acquired bacterial pneumonia (CABP) and new drug applications for both intravenous and oral capsule formulations have been accepted for review by the FDA. Additionally, a Marketing Authorization Application has been submitted to the EMA. Solithromycin is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. Solithromycin is also in a Phase 3 clinical trial for uncomplicated urogenital urethritis caused by Neisseria gonorrhoeae or chlamydia. Cempra is contracted with BARDA for the development of solithromycin for pediatric use. Three formulations, intravenous, oral capsules and a suspension formulation are in a Phase 1b trial in children from birth to 17 years of age. Taksta™ is Cempra’s second product candidate, which is being developed for acute bacterial skin and skin structure Infections (ABSSSI) and is also in an exploratory study for chronic oral treatment of refractory infections in bones and joints. Both products seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. Cempra has also synthesized novel macrolides for non-antibiotic uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Cempra was founded in 2006 and is headquartered in Chapel Hill, N.C. For additional information about Cempra please visit www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: our and our strategic commercial partners’ ability to obtain FDA and foreign regulatory approval of our product candidates, including solithromycin; our ability to commercialize and launch, whether on our own or with a strategic partner, any product candidate that receives regulatory approval; our ability to produce and sell any approved products and the price we are able to realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; the costs, sources of funds, enrollment, timing, regulatory review and results of our studies and clinical trials and those of our strategic commercial partners; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; our ability to compete in our industry; our dependence on the success of solithromycin and Taksta; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

Company Contact:

John Bluth

Cempra, Inc.

+1 984 209 4534

jbluth@cempra.com

Investor Contact:

Robert Uhl

Westwicke Partners, LLC

+1 858 356 5932

robert.uhl@westwicke.com

Media Contact:

Melyssa Weible

Elixir Health PR

+1 201 723 5805

mweible@elixirhealthpr.com

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